Exhibit 4.1

LOCK-UP LETTER AGREEMENT

January 14, 2008

WaferGen Bio-systems, Inc.
46531 Fremont Blvd.
Fremont, CA 94538

Ladies and Gentlemen:

Reference is hereby made to the registration statement on Form SB-2/A filed by WaferGen Bio-systems, Inc. (the “Company”) on December 17, 2007, relating to the offering (the “Offering”) by the selling stockholders of the Company of up to 10,924,907 shares of common stock, par value $0.001 per share, of the Company. These shares include 8,008,448 issued and outstanding shares of common stock and 2,916,459 shares of common stock underlying warrants, issued to the selling stockholders in connection with a private placement offering. Rodman & Renshaw, LLC (the “Placement Agent”) participated as placement agent in the private placement offering.

In connection with the private placement offering, the Placement Agent received five-year warrants (the “Rodman Warrants”) to purchase 513,926 shares of the Company’s common stock (equal to 7% of the number of shares of the Company’s common stock on which the cash fee was payable for units sold in the Offering) at an exercise price of $2.25 per share. In addition, R&R Biotech Partners LLC, an affiliate of the Placement Agent (“R&R Biotech”) participated as an investor in the private placement offering and acquired 166,667 shares of the Company’s common stock (the “Shares”) and warrants to purchase 50,000 shares of common stock an exercise price of $2.25 per share (the “R&R Biotech Warrants” and, together with the Rodman Warrants and the Shares, the “Securities”).

Each of the Placement Agent and R&R Biotech hereby agrees, with respect to the Securities and all shares issuable upon the exercise of the Rodman Warrants or the R&R Biotech Warrants (together, the “Restricted Shares”), not to sell, transfer, assign, pledge, or hypothecate, or allow the Restricted Shares to be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Restricted Shares by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales in the Offering, except as provided below.

Notwithstanding the above, the following shall not be prohibited:

(A)	the transfer of any security:

(i)	by operation of law or by reason of reorganization of the Company;

(ii)
to any member participating in the Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

(iii)	if the aggregate amount of securities of the Company held by the underwriter or related person do not exceed 1% of the securities being offered;

(iv)
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund;

(v)	that is not an item of value under Rule 2710(c)(3)(B)(iii) through (vii) of the manual (“Manual”) of the National Association of Securities Dealers, Inc.;

(vi)	that is eligible for the limited filing requirement in Rule 2710(b)(6)(A)(iv)b of the Manual and has not been deemed to be underwriting compensation under the Rule;

(vii)
that was previously but is no longer subject to the lock-up restriction set forth above in connection with a prior public offering (or a lock-up restriction in the predecessor rule), provided that if the prior restricted period has not been completed, the security will continue to be subject to such prior restriction until it is completed; or

(viii)	that was acquired subsequent to the Company’s initial public offering in a transaction exempt from registration under SEC Rule 144A; or

(B)	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

RODMAN & RENSHAW, LLC

By:	/s/ Thomas G. Pinou
Name: Tom Pinou
Title: Chief Financial Officer

R&R BIOTECH PARTNERS LLC

By:	/s/ Thomas G. Pinou
Name: Tom Pinou
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED TO BY

WAFERGEN BIO-SYSTEMS, INC.

By:	/s/ Alnoor Shivji
Name: Alnoor Shivji
Title: President